As filed with the Securities and Exchange Commission on March 31, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Seanergy Maritime Holdings Corp.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
166 74 Glyfada
Athens, Greece
Tel: +30 210 8913507
(Address and telephone number of Registrant’s principal executive offices)

With copy to:

Will Vogel, Esq. Watson Farley & Williams LLP 250 West 55th Street New York, New York 10019 (212) 922-2200 (telephone number) (212) 922-1512 (facsimile number)	Barry I. Grossman, Esq. Lawrence A. Rosenbloom, Esq.. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300 (telephone number) (212) 370-7889 (facsimile number)

Watson Farley & Williams LLP
Attn: Will Vogel, Esq.
250 West 55th Street
New York, New York 10019
(212) 922-2200 (telephone number)
(Name, Address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-237328

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee (9)
Units consisting of
(i) Common shares, par value $0.0001 per share	$1,205,757.58
(ii) Class D Warrants to purchase common shares (3)	—
Pre-funded warrants to purchase common shares (3)(4)(5)	—
Common shares, par value $0.0001 per share, underlying Class D Warrants (6)	$1,205,757.58
Common shares, par value $0.0001 per share, underlying pre-funded warrants (4)(5)	—
Representative’s common share purchase warrant (7)	—
Common shares underlying representative’s common share purchase warrant (8)	$75,359.84
Total	$2,486,875	$323

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Includes the offering price of common shares that may be sold pursuant to the option of the representative of the underwriters to purchase additional common shares.

(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(4)
The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants) if any, is $1,205,757.58.

(5)
The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(6)	Based on a per-share exercise price for the Class D Warrants of 100% of the public offering price per unit in this offering.

(7)	No fee pursuant to Rule 457(g) under the Securities Act.
(8)	Based on a per-share exercise price of 125% of the unit price for the Representative’s common share purchase warrant.

(9)
In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities to be sold under the related registration statement on Form F-1 (File No. 333-237328), as amended, is hereby registered.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed pursuant to Rule 462(b) and General Instruction V to Form F-1 promulgated under the Securities Act of 1933, as amended, and includes the registration statement facing page, this page, the signature page, an exhibit index, an opinion of Watson Farley & Williams LLP regarding the validity of the securities being registered and a related consent of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. This registration statement relates to Seanergy Maritime Holdings Corp.’s registration statement on Form F-1 (File No. 333-237328), as amended, including the exhibits and powers of attorney thereto (the “Initial Registration Statement”), declared effective by the Securities and Exchange Commission on March 31, 2020. Seanergy Maritime Holdings Corp. is filing this registration statement for the sole purpose of increasing the proposed maximum aggregate offering price of the securities offered hereby by $2,486,875. Pursuant to General Instruction V to Form F-1, the contents of the Initial Registration Statement are incorporated by reference into this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

All exhibits filed with or incorporated by reference in the Registration Statement (File No. 333-237328) are incorporated by reference herein, and shall be deemed to be a part of this Registration Statement, except for the following, which are filed herewith.

Exhibit List

Number	Description
5.1	Opinion of Watson Farley & Williams LLP, as to the validity of the securities*
8.1	Opinion of Watson Farley & Williams LLP, with respect to certain tax matters*
23.1	Consent of Ernst & Young (Hellas) Certified Auditors-Accountants S.A.*
23.2	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 5.1)
23.3	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 8.1)
24.1	Powers of Attorney (Included in the signature page hereto)
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on March 31, 2020.
SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stamatios Tsantanis and Will Vogel his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on March 31, 2020 in the capacities indicated.

Signature	Title

/s/ Stamatios Tsantanis	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Stamatios Tsantanis

/s/ Stavros Gyftakis*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Stavros Gyftakis

/s/ Christina Anagnostara*	Director
Christina Anagnostara

/s/ Dimitrios Anagnostopoulos*	Director
Dimitrios Anagnostopoulos

/s/ Elias Culucundis*	Director
Elias Culucundis

/s/ Ioannis Kartsonas*	Director
Ioannis Kartsonas

* Pursuant to power of attorney
By:	/s/ Stamatios Tsantanis
Stamatios Tsantanis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on March 31, 2020.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director